Exhibit 99.1

Investor Relations Contact:
Marc Tanenberg, CFO
APAC Customer Services, Inc.
847-282-6904
mttanenberg@apacmail.com

FOR RELEASE February 9, 2005 At Market Close

APAC Customer Services, Inc. Reports Modest Sequential Improvement In Revenue and Bottom Line
Performance

Deerfield, Ill., February 9, 2005 – APAC Customer Services, Inc. (Nasdaq:APAC), a leading provider of customer interaction solutions, today reported financial results for its fourth quarter and fiscal year ended January 2, 2005. The Company reported a fourth quarter net loss of $1.8 million, or $.04 per share, on revenue of $69.2 million that includes revenue of $4.1 million from the 53rd week of fiscal 2004. These results compare to a net loss of $2.3 million, or $.05 per share on revenue of $64.6 million in the prior quarter and net income of $0.6 million, or $.01 per share on revenue of $74.9 million in the fourth quarter of the prior year.

Excluding the impact of the extra week, revenue increased sequentially due to the gradual ramp of new business across all major industry verticals. However, an unexpected cut back in marketing spending by a financial services client late in the quarter offset some of this growth.

Gross margin of 8.8% for the quarter declined from 10.2% in the third quarter primarily due to the impact of lower rate realization from several clients and start-up costs associated with ramping new business. Gross margin decreased from the fourth quarter of 2003 due to these same factors combined with certain inefficiencies and expenses associated with operational improvement initiatives.

Selling, general and administrative expenses declined in comparison to the third quarter and prior year principally due to lower employee expenses.

The Company used its cash during the quarter primarily to fund capital expenditures and support an increase in accounts receivable.

For the 2004 fiscal year, the Company reported a net loss of $6.5 million, or $.13 per share, on revenue of $273.2 million.

Robert J. Keller, APAC Customer Services’ CEO commented, “As I look back on 2004, I am pleased that we have made progress in all functional areas of the business as we move toward a value-added business model. The new business that we won and started ramping during the fourth quarter shows that we are beginning to differentiate ourselves in the marketplace. Our sequential financial progress, although modest, was achieved as we continued making significant investments in our people, processes and technology and reinforces our belief that we are on the right path toward creating shareholder value.”

“We expect our financial progress to gradually accelerate during 2005 as we transform the Company into the preeminent provider of customer lifecycle management solutions. Our goal is to become the industry leader relative to employee retention, client satisfaction and financial performance.”

Senior management of the Company will hold a conference call to discuss financial results at 10:00 a.m. CST Thursday, February 10th.

About the Conference Call

The conference call will be available live at the Investor Relations section of APAC Customer Services’ website, www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).

A replay of the webcast will be accessible through the Company’s website for 7 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CST on Thursday, February 17, 2005 by dialing (888) 203-1112 or (719) 457-0820 for international participants. The confirmation number for the replay is 6925194.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer interaction solutions for market leaders in communications, financial services, insurance, healthcare, logistics, publishing, and travel and hospitality. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. Founded in 1973 and headquartered in Deerfield, Illinois, the company employs approximately 10,000 people and maintains 24 customer interaction centers. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Forward Looking Statements

Certain statements, including discussions of the Company’s expectations for 2005 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from the future results expressed or implied by these statements. Refer to the Company’s Annual Report on Form 10-K for the year ended December 28, 2003, and the Company’s Third Quarter Report on Form 10-Q for the period ended September 26, 2004, for a description of such factors. These filings are available on a web site maintained by the SEC at http://www.sec.gov/.

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